Exhibit 99.1

Sutro Biopharma Reports Third Quarter 2025 Financial Results and Business Highlights

– Company announces U.S. FDA clearance of Investigational New Drug (IND) application for STRO-004, its potential best-in-class Tissue Factor ADC; Expects to dose first patient before year-end –

– Company presented new preclinical data at World ADC and SITC, highlighting novel dual-payload ADCs designed to overcome resistance and delay progression –

– Company to host a virtual R&D Day on Wednesday, November 12, 2025 at 10:00AM ET –

– Cash, cash equivalents and marketable securities as of September 30, 2025 of $167.6 million, with cash runway into at least mid-2027, including certain expected near-term milestone payments –

SOUTH SAN FRANCISCO, Calif., November 6, 2025 – Sutro Biopharma, Inc. (Sutro or the Company) (NASDAQ: STRO), an oncology company pioneering site-specific and novel-format antibody drug conjugates (ADCs), today reported its financial results for the third quarter of 2025 and recent business highlights.

“We’ve made strong progress this quarter as we continue to build momentum across our next-generation ADC portfolio,” said Jane Chung, Sutro’s Chief Executive Officer. “STRO-004, our Tissue Factor ADC, has received IND clearance ahead of our projections and remains on track to enter the clinic this year, backed by compelling preclinical data that highlight its strong safety profile and potential best-in-class differentiation. In parallel, we’re strengthening our leadership in dual-payload ADCs by showcasing positive new preclinical data from our wholly owned programs and advancing our collaboration with Astellas. This collaboration focuses on developing dual-payload ADCs that combine a cytotoxic payload with a novel immunostimulatory payload, designed to enhance the therapeutic index and overcome tumor resistance. We look forward to sharing updates on each of our next-generation ADC programs at our virtual R&D Day on November 12.”

Ms. Chung continued: “Following our recent organizational restructuring, we are well positioned to focus resources on the programs and partnerships that offer the greatest potential for near-term value creation. The resulting operational efficiencies, combined with expected near-term milestone payments, extend our cash runway into at least mid-2027—allowing us to advance key programs through meaningful clinical milestones. With a sharpened strategic focus and a robust scientific foundation, we believe Sutro is poised to deliver differentiated best-in-class ADCs that have the potential to redefine standards of care in oncology.”

Wholly Owned Pipeline

STRO-004: The Company received U.S. FDA clearance of its IND application for STRO-004, its potential best-in-class Tissue Factor ADC. Sutro remains on track to dose the first patient in the first-in-human basket trial with STRO-004 before year-end. STRO-004 has a favorable preclinical safety profile in non-human primate studies up to 50 mg/kg, the highest dose tested.

STRO-006: A highly selective integrin β6 (ITGB6) ADC, STRO-006 is expected to enter clinical development in 2026 for the treatment of multiple solid tumors.

Dual-Payload Program: Sutro’s wholly owned dual-payload ADC program remains on track, with an IND submission targeted for 2027.

Next-Generation ADC Collaborations

Astellas: Two research and development programs are progressing under Sutro’s collaboration with Astellas focused on dual-payload immunostimulatory ADCs (iADCs), including one program that entered an IND-enabling toxicology study in the first quarter of 2025.

Industry/Medical Conferences

•
16th Annual World ADC Conference, November 3-6, 2025, San Diego, CA
•
Sutro conducted five presentations and participated in three panel sessions at the conference, demonstrating its continued leadership in ADC innovation. For additional details, read the full press release here.

•
Society for Immunotherapy of Cancer (SITC) 2025 Annual Meeting, November 7-9, 2025, National Harbor, MD
•
Sutro will have a poster presentation at the conference, highlighting preclinical results that demonstrate the ability of novel immunostimulatory dual-payload ADCs to enhance therapeutic index and overcome patient resistance. The posters will be made available on the Presentation & Publication section of Company’s website.

Upcoming Investor Conferences

Management will participate in the following upcoming healthcare investor conference. A webcast of the presentation will be accessible through the News & Events page of the Investor Relations section of the Company’s website at www.sutrobio.com. An archived replay will be available for at least 30 days after the event.

•
37th Annual Piper Sandler Healthcare Conference, December 2-4, 2025, New York, NY

Corporate Updates

•
Sutro management will host a virtual R&D Day on Wednesday, November 12 at 10:00AM ET, including presentations from Sutro management and a guest speaker. To access the live audio webcast, please go to https://ir.sutrobio.com/news-events/ir-calendar. An archived replay of the webcast will be available on the Company’s website following the event.

•
In September, Sutro announced an organizational restructuring to prioritize the advancement of its ADC programs and research and development collaborations. Along with certain near-term milestone payments, the restructuring is expected to extend the Company’s runway into at least mid-2027, following the planned release of initial clinical data from STRO-004, its next-generation Tissue Factor–targeting exatecan ADC, and initiation of clinical studies for at least one other ADC program.

Third Quarter 2025 Financial Highlights

Cash, Cash Equivalents and Marketable Securities

As of September 30, 2025, Sutro had cash, cash equivalents and marketable securities of $167.6 million, as compared to $388.3 million as of September 30, 2024. Cost reductions subsequently realized from the restructuring, combined with refocused clinical development priorities and certain expected near-term milestone payments give the Company an expected cash runway into at least mid-2027.

Revenue

Revenue was $9.7 million for the quarter ended September 30, 2025, as compared to $8.5 million for the quarter ended September 30, 2024, with the 2025 amount related principally to the Astellas collaboration. Future collaboration and license revenue under existing agreements, and from any additional collaboration and license partners, will fluctuate as a result of the amount and timing of revenue recognition of upfront, milestones, and other agreement payments.

Research & Development (R&D) and General & Administrative (G&A) Expenses

Total R&D and G&A expenses for the quarter ended September 30, 2025 were $48.6 million, as compared to $76.4 million for the quarter ended September 30, 2024. The 2025 quarter includes non-cash expenses for stock-based compensation of $1.9 million and depreciation and amortization of $1.9 million, as compared to $6.5 million and $1.8 million, respectively, in the comparable 2024 period.

Restructuring Costs

The total cash payments and costs related to the further operational restructuring announced on September 29, 2025 are estimated to be approximately $4.1 million to $4.3 million, with a significant majority of these amounts expected to be paid in the fourth quarter of 2025. These estimates are subject to a number of assumptions and actual results may differ. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the corporate restructuring.

About Sutro Biopharma

Sutro Biopharma, Inc. is advancing a next-generation antibody-drug conjugate (ADC) platform designed to deliver single- and dual-payload ADCs that enable meaningful breakthroughs for patients with cancer. By fully optimizing the antibody, linker, and payload, Sutro’s cell-free platform produces ADCs that are engineered to improve drug exposure, reduce side effects, and expand the range of treatable tumor types. With unique capabilities in dual-payload ADCs, Sutro aims to overcome treatment resistance and redefine what’s possible in cancer therapy. The Company’s pipeline of single- and dual-payload ADCs targets large oncology markets with limited treatment options and significant need for improved therapies.

For more information, follow Sutro on social media @Sutrobio or visit www.sutrobio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated preclinical and clinical development activities; timing of announcements of IND submissions, trial initiation, clinical results, and other regulatory filings; outcome of discussions with regulatory authorities; potential benefits of the Company’s product candidates and platform; potential business development and partnering transactions; potential market opportunities for the Company’s product candidates; the timing and receipt of anticipated future milestone payments; the Company’s expected cash runway; and the expected costs and cost reductions associated with the restructuring. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the Company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the Company’s ability to advance its product candidates, the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates, the market size for the Company’s product candidates to be smaller than anticipated, clinical trial sites, supply chain and manufacturing facilities, the Company’s ability to obtain, maintain and recognize the benefits of certain designations received by product candidates, the timing and results of preclinical and clinical trials, the Company’s ability to fund development activities and achieve development goals, the Company’s ability to protect intellectual property, and the Company’s commercial collaborations with third parties and other risks and uncertainties described under the heading “Risk Factors” in documents the Company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact

Emily White
Sutro Biopharma
(650) 823-7681
ewhite@sutrobio.com

Media Contact

Amy Bonanno
Lyra Strategic Advisory
abonanno@lyraadvisory.com

Sutro Biopharma, Inc.
Selected Statements of Operations Financial Data
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended
	September 30,
	2025	2024
Revenues	$ 9,693	$ 8,520
Operating expenses
Research and development	39,853	62,108
General and administrative	8,741	14,331
Restructuring and related costs	9,558	—
Total operating expenses	58,152	76,439
Loss from operations	(48,459)	(67,919)
Interest income	2,009	4,875
Non-cash interest expense related to the sale of future royalties	(9,670)	(7,910)
Interest and other income (expense), net	(737)	22,167
Loss before provision for income taxes	(56,857)	(48,787)
(Benefit) from / provision for income taxes	—	—
Net loss	$ (56,857)	$ (48,787)
Net loss per share, basic and diluted	$ (0.67)	$ (0.59)
Weighted-average shares used in computing basic and diluted loss per share	84,869,864	82,043,671

Sutro Biopharma, Inc.
Selected Balance Sheets Financial Data
(Unaudited)
(In thousands)

	September 30,	December 31,
	2025 (1)	2024 (2)
Assets
Cash, cash equivalents and marketable securities	$ 167,594	$ 316,895
Accounts receivable	3,922	8,616
Property and equipment, net	13,346	18,190
Operating lease right-of-use assets	13,341	17,677
Other assets	11,455	25,829
Total Assets	$ 209,658	$ 387,207
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other liabilities	$ 56,652	$ 56,324
Deferred revenue	12,735	82,319
Operating lease liability	17,661	23,154
Deferred royalty obligation related to the sale of future royalties	209,878	180,809
Total liabilities	296,926	342,606
Total stockholders’ (deficit) equity	(87,268)	44,601
Total Liabilities and Stockholders’ (Deficit) Equity	$ 209,658	$ 387,207

(1)The condensed balance sheet as of September 30, 2025 was derived from the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the Securities and Exchange Commission on November 6, 2025.

(2) The condensed balance sheet as of December 31, 2024 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on March 13, 2025.